Exhibit 10.1

EXECUTION VERSION

AMENDMENT NO. 1 TO THE REPLACEMENT CAPITAL COVENANT

This Amendment No. 1 (this “Amendment”) to the Replacement Capital Covenant, dated as of November 14, 2006 (the “Agreement”), is made as of October 18, 2023, by Genworth Holdings, Inc., a wholly owned subsidiary of Genworth Financial, Inc., a Delaware corporation (together with its successors and assigns, the “Corporation”), in favor of and for the benefit of each Covered Debtholder (as defined in the Agreement). For purposes of this Amendment, capitalized terms shall have the same meaning as those terms defined in the Agreement, unless otherwise provided.

RECITALS

WHEREAS, on November 14, 2006, the Corporation entered into the Agreement in connection with the issuance of $600,000,000 aggregate principal amount of its 6.15% Fixed-to-Floating Rate Junior Subordinated Notes;

WHEREAS, pursuant to Section 4(b) of the Agreement, the Agreement may be amended by a written instrument signed by the Corporation with the consent of the Holders of at least a majority by principal amount of the then effective series of Covered Debt;

WHEREAS, the currently effective series of Covered Debt is the Corporation’s 6.500% Senior Notes due 2034 (the “2034 Notes”);

WHEREAS, Holders representing at least a majority by principal amount of 2034 Notes have consented to the execution and performance of this Amendment pursuant to and in accordance with the procedures set forth in the Consent Solicitation Statement of the Corporation, dated October 11, 2023.

NOW, THEREFORE, the Corporation hereby amends the Agreement as follows:

1. Adding a new and additional final paragraph to Section 2 of the Agreement as set forth below:

Notwithstanding any other provision herein, in addition to any repayments, redemptions or repurchases otherwise permitted herein, the Corporation may repay, redeem or repurchase the Notes such that for each $1,000 principal amount of Covered Debt repaid, redeemed or repurchased by the Corporation on or after October 23, 2023, the Corporation may repay, redeem or repurchase $2,000 principal amount of the Notes.

2. Adding a new and additional final sentence to Section 4(a) of the Agreement as set forth below:

Notwithstanding any other provision herein, the Covered Debt shall at all times be the Initial Covered Debt, and at any time the principal amount outstanding of the Initial Covered Debt shall be less than $100 million, then this Replacement Capital Covenant shall terminate and be of no further force and effect.

Following execution and delivery of this Amendment, this Amendment will cease to be operative if the Corporation breaches its obligation to repurchase 2034 Notes pursuant to the Note Repurchase and Consent Agreement, dated as of October 11, 2023, between the Corporation and the Holders party thereto.

This Amendment shall be governed by and construed in accordance with the laws of the State of New York. Except as expressly amended hereby, all of the provisions of the Agreement continue in full force and effect.

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IN WITNESS WHEREOF, this Amendment is hereby executed as of the date first set forth above.

GENWORTH HOLDINGS, INC.

By:	/s/ Jerome T. Upton
Name:	Jerome T. Upton
Title:	Executive Vice President and Chief Financial Officer

[Signature Page To RCC Amendment]